AND ITS SUBSIDIARIES AND AFFILIATES

CODE OF BUSINESS CONDUCT AND ETHICS

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CONTROLLER), AND EMPLOYEE OF MAINE & MARITIMES CORPORATION (THE “COMPANY), ITS SUBSIDIARIES, AND AFFILIATES. THE TERM EMPLOYEE INCLUDES ANY INDIVIDUAL WHO IS PAID ON THE COMPANY PAYROLL.

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code of Business Conduct and Ethics (this “Code”). Our Code strives to deter wrongdoing and promote the following six objectives:

1.	Honest and ethical conduct;
2.	Avoidance of conflicts of interest;
3.	Full, fair, accurate, timely, and transparent disclosure;
4.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;
5.	Prompt reporting of Code violations; and
6.	Accountability for compliance with the Code.

Below, we discuss situations that require the application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure, you should consult the Legal Department for guidance.

ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

Each of the Company’s Directors, Officers, and Employees is expected to:

•	UNDERSTAND
The Company expects YOU to understand the requirements of your position, including Company expectations and governmental rules and regulations that apply to your position.

•	COMPLY
The Company expects YOU to comply with this Code and all applicable laws, rules and regulations.

•	REPORT
The Company expects YOU to report any violation of this Code of which you become aware.

•	ACCOUNTABLE
The Company holds YOU accountable for complying with this Code.

Maine & Maritimes Corporation

ACCOUNTING POLICIES

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly represent the transactions and disposition of assets of the Company.

All Directors, Officers, Employees, and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment of up to and including termination of employment.

No Director, Officer, or Employee of the Company may directly or indirectly:

o	Make or cause to be made a materially false or misleading statement, or
o
Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification of this Code except by a vote of the Board of Directors or a designated Board Committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an Officer or Director of the Company, the amendment or modification shall be posted on the Company’s web site within two days of the Board vote or shall be otherwise disclosed as required by applicable law or American Stock Exchange rules. Notice posted on the web site shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

ANONYMOUS REPORTING

If you wish to report a suspected violation of this Code anonymously, you may call the Ethicspoint® Hotline at 1-866-384-4277, or online at www.ethicspoint.com. This hotline is operated by an independent third party that the Company has retained. All reports received on this hotline are referred directly to either the Audit Committee for financial-related reports, or the Governance Committee for all other reports. You do not have to reveal your identity in order to make a report on this hotline. If you do reveal your identity, it will not be disclosed to the Audit or Governance Committees or the Company unless disclosure is unavoidable during an investigation. The Ethicspoint® Hotline is maintained by the Audit and Governance Committees pursuant to their charters.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If you receive such a request, report it to the General Counsel. We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws. For more information on these laws contact the Legal Department.

ANTITRUST AND FAIR COMPETITION LAWS

The purpose of the antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No Director, Officer, or Employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share, or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws and they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the Legal Department. Any Director, Officer, or Employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not and exhaustive list of all prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, you should consult with the Legal Department.

The following scenarios are prohibited for antitrust or anti-competitive reasons:

•
Proposals or agreements of understandings - express or implied, formal or informal, written or oral - with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties.

•	Proposals or agreements of understanding with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party.
•	Proposals or agreements of understanding with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to a third party.

The following business arrangements could raise anti-competition or antitrust law issues. Before entering into them, you must consult with the Legal Department:

•	Exclusive arrangements for the purchase or sale of products or services.
•	Bundling of goods and services.
•	Technology licensing agreements that restrict the freedom of the licensee or licensor.
•	Agreements to add an employee of the Company to another entity’s Board of Directors.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors, or anything of value to any governmental official, employee, agent, or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers and officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor or the General Counsel immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law, but also with recognized compliance practices. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and Management should seek advice from the Legal Department. Business should always be conducted in a fair and forthright manner. Directors, Officers, and Employees are expected to act according to high ethical standards.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, Officers and Employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the permission from the Information Technology Department to install any software on any Company computer or connect any personal laptop to the Company network. Like other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and Employees should not expect a right to privacy of their e-mail or Internet use. All e-mails or Internet use on Company equipment is subject to monitoring by the Company.

CONFIDENTIAL INFORMATION BELONGING TO OTHERS

You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information. However, certain restrictions about the information of others may place an unfair burden on the Company’s future business. For that reason, Directors, Officers and Employees should coordinate with the Legal Department to ensure appropriate agreements are in place prior to receiving any confidential third party information. These agreements must reflect the a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and limiting the Company’s business opportunities on the other. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities, and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of similar nature disclosed to the Directors, Officers, or Employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the Director, Officer, or Employee). This can include, but is not limited to, information regarding the Company’s business, products, processes and services. It can also include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet, and business methods or practices.

The following are examples of information that is NOT considered confidential:

•	Information that is in the public domain to the extent it is readily available;
•	Information that becomes generally known to the public other than by disclosure by the Company or a Director, Officer, or Employee; or
•	Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company and our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by a Director, Officer, or Employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company, and shall be held in trust by you on the termination of your association with us or at any other time we request.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest. We must each make decisions solely in the best interest of the Company. Any business, financial, or other relationship with suppliers, customers, or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Here are some examples of conflicts of interest:

•
Family Members: Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or that are partially owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code, “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and adoptive relationships.

•
Gifts, Entertainment, Loans, or Other Favors: Directors, Officers and Employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantee of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value, not to exceed $150 USD. Other than common business courtesies, Directors, Officers, Employees, and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, Officers, and Employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, Officers, and Employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

•
Outside Employment: Officers and Employees may not participate in outside employment, self-employment, or serve as officers, directors, partners, or consultants for outside organizations, if such activity:

1.	reduces work efficiency;
2.	interferes with your ability to act conscientiously in our best interests; or
3.	requires you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform your supervisor of any outside employment, including the employer’s name and expected work hours.

Reporting Conflicts of Interest or Potential Conflicts of Interest

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or the General Counsel. Officers should report any actual or potential conflicts of interest involving yourself or others which you become aware to the General Counsel or the Chairperson of the Governance Committee of the Board of Directors. Directors should report any actual or potential conflicts of interest involving yourself or others of which you become aware to the Chairperson of the Governance Committee of the Board of Directors. All Directors, Officers, and Employees also have the option of reporting any actual or potential conflicts of interests on the Company’s Ethics Hotline at www.ethicspoint.com.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

CORPORATE COMMUNICATIONS

See Investor Relations.

CORPORATE OPPORTUNITIES AND USE AND
PROTECTION OF COMPANY ASSETS

You are prohibited from:
1.	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;
2.	using Company property, information or position for personal gain; or
3.	competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment. You are responsible for the proper use of property over which you have control, including both Company property and funds and property that customers or others have entrusted to your custody. Company assets must be used only for proper purposes.

Company property should not be misused. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Each Director, Officer, and Employee should protect our assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Company assets should be used only for legitimate business purposes.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code of Business Conduct and Ethics can include oral or written reprimands, suspension or termination of employment, or a potential civil lawsuit against you. The violation of laws, rules and regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends upon our full and complete disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful, and accurate information is disclosed to the public.

The Company must disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process, which is overseen by the Compliance Officer, Disclosure Committee, the CFO and the CEO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee, CEO, CFO, and upon request, other employees in the disclosure process is a requirement of this Code.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

ENVIRONMENT, HEALTH AND SAFETY

The Company highly values the health and safety of its employees, customers, the areas it serves, the State of Maine, the United States and Canada. Directors, Officers, and Employees shall work to reasonably protect and responsibly manage natural resources under the control of the Company.

Directors, Officers, and Employees will support and ensure the prudent ethics of environmental, health and safety assessments to measure compliance with environmental, health, and safety laws, regulations and other requirements. To meet the Company’s high standards, each Director and Officer shall personally follow and vigilantly promote all employees to:

▪	Conduct all work in conformance with the Company’s environmental, health and safety policies and standards.

▪
Conduct operations in a manner that meets applicable environmental, health and safety laws, regulations, permits and other requirements, such as those dealing with employee and public safety, work conditions, pollution control and waste management.

▪	Follow instructions on environmental, health and safety laws, regulations and hazards, and apply training to protect one’s self, others and the environment.

▪	Report all environmental, health and safety incidents, including significant near misses.

▪
Abide by the requirements of the Company’s employee-related policies. While on the Company’s premises or engaged in Company business, Directors, Officers, and Employees shall not threaten or injure other persons, or possess or use firearms.

▪
Follow the requirements of the Company's alcohol and drug-free workplace policy. Officers and employees shall ensure their personal fitness, duties, and work environments are safe. Directors, Officers, and Employees shall not unlawfully use, possess, sell or transfer illegal drugs, narcotics or alcohol, either on or off the job.

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our internal policies, programs, standards and procedures.

FAIR DEALINGS WITH OTHERS

No Director, Officer, or Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

FILING OF GOVERNMENT REPORTS

Any reports of information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in violation of the reporting laws, rules and regulations.

The Company is subject to regulation by the Federal Regulatory Commission (FERC) and the Maine Public Utilities Commission. Further, the Company may be subject to regulation by other entities in the United States and Canada. These regulations affect interaction among the Company’s units that generate, gather, transmit, distribute and market energy; and also between these business units and the Company affiliates. The Company is committed to complying with both the letter and spirit of the codes and standards of conduct issued by these commissions.

The value of the Company is maximized by the complementary capabilities of all its affiliates; however, business dealings between Maine & Maritimes Corporation and its subsidiaries and affiliates must be conducted within the requirements of specific codes and standards of Ethics which address undue discrimination and preferential treatment. Directors, Officers, or Employees in a position to do business with or on behalf of an affiliate must understand and follow the rules established by relevant commissions. Should a Director, Officer, or Employee be unfamiliar with these rules, they should contact General Counsel immediately for a briefing.

FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business.

Accordingly, corporate funds, property or anything of value many not be, directly or indirectly, offered or given by you or an agent acting on your behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his/her influence or in order to assist in obtaining or retaining business for, or in directly business to, any person.

You are prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.

The Foreign Corrupt Practices Act also contains significant internal accounting control and recordkeeping requirements that apply to the Company’s domestic and international operations.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

INSIDER TRADING OR TIPPING

Directors, Officers, and Employees who are aware of material, non-public information from or about the Company (an “insider”), are not permitted, directly or through family members or other persons or entities, to:

•
Buy or sell securities (or derivatives relating to securities) of the Company, including transfers in or out of the stock funds in the Company’s Direct Stock Purchase Program (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

•	Pass on, tip or disclose material, non-public information to others outside of the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.

Examples of information that may be considered material, non-public information on some circumstances are:

•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;
•	Undisclosed negotiations and agreements regarding mergers, acquisitions, concessions, joint ventures, divestitures, business combinations or tender offers;
•	An undisclosed increase or decrease in dividends on the Company’s Common stock;
•	Undisclosed major Management changes;
•	A substantial contract award or termination that has not been publicly disclosed;
•	A major lawsuit or claim that has not been publicly disclosed;
•	The gain or loss of a significant customer or supplier that has not been publicly disclosed;
•	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;
•	Information that is considered confidential; and
•	Any other undisclosed information that could affect our stock price.

Another Company’s Securities - The same policy also applies to securities issued by another company if you have acquired material, non-public information relating to such company in the course of your employment or affiliation with the Company.

Trades Following Disclosure - When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information.

INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during your course of employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense to secure the appropriate agent, copyright, or trademark protection for such intellectual property.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Copyright laws may protect items posted on a web site. Unless a web site grants permission to download the Internet content you generally only have the legal right to view the content. If you do not have permission to download and distribute specific web site content you should contact the Legal Department.

If you are unclear as to the application of this Intellectual Property Policy, or if questions arise, please consult with the Legal Department.

INVESTOR RELATIONS

Directors, Officers, and Employees shall not divulge or “leak” any unauthorized information to the media or others. It is also very important that the information disseminated about the Company be both accurate and consistent. For this reason, the Investor Relations Department is responsible for the Company’s internal and external communications regarding corporate information. The Investor Relations Department is responsible for public communications with stockholders, analysts and other interested members of the financial community. Our Community Relations Department is responsible for communications with employees, local media, local communities and government officials. The Community Relations Department serves as the spokesperson in both routine and crisis situations for the regulated utility, while the Investor Relations Department serves as spokesperson from a corporate perspective.

Unless your job duties specifically include responding to outside inquiries, all inquiries shall be referred to either the Community Relations Department or the Investor Relations Department as outlined above. They shall:

▪	Refer all inquires from regulatory agencies to the President & CEO, General Counsel and/or the Compliance Officer;

▪
Refer all local inquiries from the news or trade media to the Community Relations Department, which should identify the appropriate spokesperson, and all inquiries by national, financial or other non-local parties to the Investor Relations Department; and

▪	Refer all inquiries about current or former Company employees to the Human Resources Department.

NON-RETALIATION FOR REPORTING

In no event will the Company take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual is involved in improper activity the individual may be appropriately disciplined even if he or she is the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Please refer to the Company’s Whistleblower Policy for additional information on anonymously reporting information in good faith and the roles, rights and responsibilities of doing so.

POLITICAL CONTRIBUTIONS

Maine & Maritimes Corporation is legally prohibited from contributing directly or indirectly in support of political candidates for elective federal office in the United States and is similarly prohibited from making such contributions in certain states and other countries. No political contribution of funds, property, or services can be made by Maine & Maritimes Corporation, or in its name, except in accordance with a plan approved by the Board of Directors, subject to confirmation from Legal Counsel that such contribution is legal and proper under applicable laws and regulations. When permitted by law and authorized by the Chairman of the Board and Chief Executive Officer or his designee, Maine & Maritimes Corporation funds and facilities may be used to provide the needed administrative support for the operation of Political Action Committees or political action programs, the purposes of which include the disbursement of financial contributions made by certain employees, shareholders, and/or others to political parties or candidates. No funds, facilities or other property from MAM will be used for any other purpose other than administrative support of such a committee or program.

When permitted by law, and authorized by the Chairman of the Board and Chief Executive Officer or his designee, expenditures of MAM funds may be made to inform or influence the voting public on an issue of importance to the business of MAM and its shareholders.

Directors, Officers, and Employees are encouraged to participate actively in the political process and may spend their own time and funds supporting political candidates and issues. We believe that individual participation is a continuing responsibility of those who live in a free country.

PROHIBITED SUBSTANCES

We have policies prohibiting the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by an Executive Officer of the Company. You are also prohibited from reporting to work under the influence of alcohol or illegal drugs. We perform pre-employment drug testing on employees and reserve the right to perform random drug tests on Employees.

RECORD RETENTION

We have document retention policies to establish retention periods for records created or received in the normal course of business. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc. Each department/business unit is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Before any destruction of any documents or records, you must consult the Company’s document retention procedures. You are required to review, follow and abide by the terms of those procedures. If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the General Counsel must approve any document destruction.

RELATIONS AMONG EMPLOYEES:
RESPECT AND CONTRIBUTION

We function as a team. Your success as a part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors. Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of our success is the teamwork of our Directors, Officers, and Employees. We must each respect the rights of others while working as a team to fulfill our objectives. To best function as part of a team, you must be trustworthy and dedicated to high standards of performance. The relationships between business groups also require teamwork.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

•	To hire, pay and assign work on the basis of qualifications and performance;
•	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status or disability;
•	To attract and retain a highly talented workforce;
•	To encourage skill growth through training and education and promotional opportunities;
•	To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;
•	To prohibit any sexual, physical, verbal or any other kind of harassment by others while an employee is on the job;
•	To make the safety and security of our employees while at Company facilities a priority;
•	To recognize and reward additional efforts that go beyond our expectations; and
•	To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

REPORTING OF CODE VIOLATIONS

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or you do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the Compliance Officer, or report the matter at www.ethicspoint.com. If a law, rule or regulation is in question, then consult with the General Counsel. The most important point is that possible violations be reported and we support all means of reporting them.

Approved by Governance Committee and Board of Directors on February 16, 2007

Maine & Maritimes Corporation

Directors and Officers should report any potential violations of this Code to the Governance Committee of the Board of Directors.

WAIVERS

There shall be no waiver of any part of this Code for any Director or Officer except by vote of the Board of Directors or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a Director or Officer, the notice of such waiver shall be posted on the Maine & Maritimes Corporation web site within five days of the Board of Director’s vote or shall be otherwise disclosed as required by applicable law or the American Stock Exchange rules. Notices posted on our web site shall remain there for a period of 12 months and shall be retained in our files as required by law.

A waiver for a specific event arising under the “Conflicts of Interest” section of this Code may be granted to an employee that is not a Director or Officer on the approval of two of the following officers: the Vice President in charge of the division or department for which the employee works; the General Counsel; and, the designated Corporate Compliance Officer. No other waivers of this Code are permitted.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

•	Does it feel right?
•	Is this action ethical in every way?
•	Is this action in compliance with the law and internal policies, rules and regulations?
•	Could my action create an appearance of impropriety?
•	Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

Approved by Governance Committee and Board of Directors on February 16, 2007